EXHIBIT 3.2

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

REACHOUT TECHNOLOGY CORP.

The undersigned, Richard Jordan, hereby certifies that:

A. He is the President and Secretary of ReachOut Technology Corp., a Delaware corporation (the “Corporation”).

B. The Articles of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising two million (2,000,000) shares, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

C. The Board of Directors believes it in the best interests of the Corporation to create a new series of preferred stock consisting of one million (1,000,000) shares and designated as the “Series A Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock; and

D. None of the Series A Convertible Preferred Stock are issued or outstanding.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series A Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Available Funds and Assets” means the funds and assets of the Corporation that may be legally distributed to the Corporation’s shareholders.

1.2 “Board” means the Board of Directors of the Corporation.

1.3 “Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

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1.4 “Common Stock Dividend” means a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock.

1.6 “Corporation” means ReachOut Technology Corp., a Delaware corporation.

1.7 “DGCL” means the Delaware General Corporation Law.

1.8 “Distribution” means the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock).

1.9 “Holder” means a holder of the Series A Convertible Preferred Stock.

1.10 “Original Issue Date” means the date the Holder first takes ownership of the Share.

1.11 “Original Issue Price” means $1.00 per share for the Series A Convertible Preferred Stock.

1.12 “Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.13 “Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.14 “Share” means a share of Series A Convertible Preferred Stock.

1.15 “Subsidiary” means any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 Noncumulative Dividends. In each calendar year, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously.

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2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3 Non‑Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Available Funds and Assets shall be distributed to shareholders in the following manner:

3.1 Series A Convertible Preferred Stock. The Holders of each Share then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Series A Redemption Price, as defined below. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to Holders of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the Holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding Shares held by each holder thereof.

3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the Holders of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the Holders of the then outstanding Common Stock and Series A Convertible Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Series A Convertible Preferred Stock (as converted to Common Stock) held by such Holders.

3.3 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the DGCL and (iii) the rights contained in other sections hereof.

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3.4 Non‑Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights.

4.1 Conversion of Preferred Stock. Each Share shall be convertible, at the option of the holder thereof, at any time after the issuance of such shares, into one (1) fully paid and nonassessable share of Common Stock of the Corporation.

4.2 Procedures for Exercise of Conversion Rights. The Holders may exercise their conversion rights as to Shares by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Convertible Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, by email attachment or facsimile, a written notice stating that the holder elects to convert such Shares (“Notice of Conversion”), followed by, if required hereunder, the certificate or certificates for the shares to be converted hereunder within five (5) business days thereafter. Conversion shall be deemed to have been effected on the date when such delivery of the Notice of Conversion is made (the “Conversion Date”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. As promptly as practicable after the Conversion Date, but not later than two (2) business days after the Conversion Date (“Share Delivery Date”), the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 4.3 below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. To effect conversions of Shares, a holder shall not be required to surrender the certificate(s) representing the Shares to the Corporation unless all of the Shares represented thereby are so converted, in which case such holder shall deliver the certificate representing such Shares promptly following the Conversion Date at issue.

4.3 If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Convertible Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

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4.4 No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Shares. If more than one Share shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Shares so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any Shares, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation’s Board of Directors.

4.5 Payment of Taxes for Conversions. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.6 Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

4.7 Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of Shares require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

4.8 Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the Shares will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.9 Status of Converted Preferred Stock. In case any Shares shall be converted pursuant to this Section 4, the shares so converted shall be canceled and the number of Shares so canceled will again be issuable by the Corporation.

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5. Reorganization.

5.1 General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split‑up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the Shares shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its Shares into Common Stock. The provisions of this Section 5.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

5.2 No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the DGCL and the terms hereof.

6. Voting Provisions.

6.1 Generally. Each Share shall be entitled to ten (10) votes on all matters to come before the Common Stock shareholders or shareholders generally.

6.2 Voting of Series A Convertible Preferred Stockholders. Each Share shall be entitled to one (1) vote on matters that only the Holders are entitled to vote upon, including those matters set forth in Section 7.

7. Protective Provisions. The Corporation may not take any of the following actions without the approval of 75% of the Holders of the outstanding Series A Convertible Preferred Stock: (i) alter or change the rights, preferences, or privileges of the Series A Convertible Preferred Stock, (ii) increase or decrease the number of authorized Shares, or (iii) authorize the issuance of securities having a preference over or on par with the Series A Convertible Preferred Stock.

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8. Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal place of business, attention: Secretary, at such facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Central Time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a business day, (iii) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the County of New Castle, Delaware (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge. The Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its President and Secretary on October 9, 2020.

/s/ Richard Jordan
By:	Richard Jordan
Its:	President and Secretary

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NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of ReachOut Technology Corp., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: ________________________

Number of shares of Common Stock to be Issued: ___________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________

Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER] By:___________________________________ Name: Title: